                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.      )*
                                           -----

                                 HELISYS, INC.

                               (Name of Issuer)


                                 COMMON STOCK

                        (Title of Class of Securities)


                                    423 282
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 423282                                          PAGE 2 OF 4 PAGES
            ------
-----------------------                                  ---------------------
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary Moskovitz
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            500,000

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             500,000

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.37%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------

Item 1.

        (a)  Name of Issuer:  Helisys, Inc.
             --------------

        (b)  Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
                        24015 Garnier Street
                        Torrance, California 90505-5319

Item 2.

        (a)  Name of Person Filing:  Gary Moskovitz
             ---------------------

        (b)  Address of Principal Business Office:
             ------------------------------------
             24015 Garnier Street, Torrance, California 90505-5319

        (c)  Citizenship:  United States of America
             -----------

        (d)  Title of Class of Securities:  Common Stock
             ----------------------------

        (e)  CUSIP Number:  423 282
             ------------

Item 3.

        If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)  [_]  Broker or dealer registered under Section 15 of the Act;
        (b)  [_]  Bank as defined in Section 3(a)(6) of the Act;
        (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Act;
        (d) [_] Investment company registered under Section 8 of the Investment Company Act;
        (e) [_] Investment advisor registered under Section 203 of the Investment Advisors Act of 1940;
        (f) [_] Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund;
        (g) [_] Parent holding company, in accordance with Section 240.13d-1(b)(ii)(G);
        (h)  [_]  A group, in accordance with Section 240.13d-1(b)(1)(2)(H).

Item 4. Ownership.

        As of February 19, 1999:

        (a)  Amount beneficially owned is 500,000 shares of Common Stock
        (b)  Percent of Class:  12.37%
        (c) The reporting person has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 500,000 shares of Common Stock.

Item 5.  Ownership of 5% or Less of Class.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [_]

Item 6.  Ownership of More Than 5% on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 2, 1999                         By:  /s/ Gary Moskovitz
                                                 -----------------------------
                                                        Gary Moskovitz